Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
Video Display Corporation
Tucker, Georgia
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-15337) of Video Display Corporation of our reports dated June 14, 2005, except for the effect of the matters described in Note 2, Prior Period Restatement, to the consolidated financial statements included in the Annual Report (Form10-K) for the year ended February 28, 2006 (not presented herein), as to which the date is June 8, 2006 , relating to the consolidated financial statements and financial statement schedule, which appear in this Form 10-K.

Atlanta, Georgia	/s/ BDO Seidman, LLP
June 12, 2007